                                                Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
_____________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividend and Share Repurchase Program
Richmond, VA November 5, 2020 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of seventy-seven cents ($0.77) per share on the common shares of the Company, payable February 1, 2021, to common shareholders of record at the close of business on January 11, 2021.

In addition, Mr. Freeman announced that the Company’s Board of Directors has approved a program for the repurchase of up to $100 million of Universal Corporation shares of common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 24.5 million common shares outstanding.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global agri-products supplier, operating in over 30 countries on five continents, that sources, processes, and supplies leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides high-quality, specialty vegetable- and fruit-based ingredients to food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2020, were $1.9 billion. Visit universalcorp.com for more information on Universal Corporation and the latest Company news.

# # #